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                                  EXHIBIT 23.3

              [FORM OF CONSENT OF KEEFE, BRUYETTE & WOODS, INC.]

We hereby consent to the use of our opinion letter dated _____________________, 2000 to the Board of Directors of BSB Bancorp, Inc. and to the references to our firm in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger between BSB Bancorp, Inc. and NBT Bancorp Inc.

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Keefe, Bruyette & Woods, Inc.
KEEFE, BRUYETTE & WOODS, INC.

_________________, 2000